Exhibit 3.5

AMENDMENT
TO AMENDED AND RESTATED BYLAWS
OF
DOUGLAS DYNAMICS HOLDINGS, INC.
(a Delaware corporation)

Pursuant to Board Resolutions
Dated January 29, 2010

I, the undersigned, do hereby certify:

1.                                       That I am the duly elected and acting Secretary of Douglas Dynamics, Inc., a Delaware corporation, formerly known as Douglas Dynamics Holdings, Inc. (the “Company”); and

2.                                       That on January 29, 2010, the Amended and Restated Bylaws of the Company, originally adopted on April 8, 2004 (the “Bylaws”), were amended pursuant to an Action by Unanimous Written Consent of the Board of Directors of the Company dated January 29, 2010, as follows:

All references in the Bylaws to “Douglas Dynamics Holdings, Inc.” were replaced with “Douglas Dynamics, Inc.”

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of February, 2010.

/s/ Robert McCormick

Robert McCormick, Secretary